Exhibit 2.1

PLAN OF LIQUIDATION AND DISSOLUTION
OF
THE RIDGEWOOD POWER GROWTH FUND

This Plan of Liquidation and Dissolution (this “Plan”) is entered into by The Ridgewood Power Growth Fund, a statutory trust formed under the laws of the State of Delaware (the “Fund”), by Ridgewood Renewable Power LLC, not in its individual capacity, but solely as Managing Shareholder (the “Managing Shareholder”) of the Fund, in accordance with the Delaware Statutory Trust Act (the “Trust Act”), and the applicable terms and conditions of the Declaration of Trust of the Fund dated as of January 4, 1998, as amended and in effect from time to time (the “Declaration”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Declaration.

1. Effectiveness.  Pursuant to Section 14.1 of the Declaration, this Plan shall become effective at such time as all or substantially all of the Fund Property has been sold. The Managing Shareholder has determined that the sale (the “Sale”) contemplated by the Sale and Purchase Agreement, dated as of December 10, 2009, by and among Ridgewood Near East Holdings LLC and RW Egyptian Holdings, LLC, as the Sellers, Mr. Zaki Girges and El Orouba for Water Desalination S.A.E., as the Purchasers and Ridgewood Egypt for Infrastructure LLC, constitutes, when the Sale and related transactions contemplated thereby is consummated, is a sale of substantially all of the Fund Property. Therefore, this Plan shall become effective as of the date the Sale is consummated (the “Effective Time”). This Plan shall remain in effect until terminated as provided in Section 11 of this Plan.

2. Dissolution.  At the Effective Time, the Fund shall enter into dissolution and thereupon its affairs shall be wound up in accordance with the provisions of this Plan, the applicable terms of the Declaration, the Trust Act and the laws of the State of Delaware.

3. Winding Up.
(a) The Managing Shareholder shall act as liquidating Managing Shareholder and shall have the sole authority to conduct the winding up of the business and affairs of the Fund. Following the Effective Date, the Managing Shareholder shall proceed to liquidate the then-existing Fund Property on such terms as the Managing Shareholder in its sole determination deems to be in the best interests of the Fund, without the requirement for any votes or consents of the Investors, except as expressly provided for herein. Such liquidation shall be accomplished within a reasonable period, in the Managing Shareholder’s sole determination, after the Effective Time.

(b) In connection with the winding up of the Fund, the Managing Shareholder shall cause the proceeds of the sale or other disposition of the Fund Property to be paid or distributed (or shall make reasonable provision for the payment thereof) consistent with the provisions of Section 8.1(g) of the Declaration and subject to Section 6 of this Plan. Liquidating distributions to Shareholders shall be paid to each Shareholder who is the record holder of shares of the Fund, as shown on books of the Fund, on the record distribution date selected by the Managing Shareholder. No interest shall be paid or accrued on liquidating distributions and all payments shall be subject to any applicable withholding fees or taxes.

4. Contingent Contribution Obligation.  As provided in Section 14.7 of the Declaration, upon or prior to making the first distribution in liquidation, the Managing Shareholder shall contribute to the capital of the Fund an amount equal to any deficit in the Capital Account of the Managing Shareholder, calculated immediately prior to the date of such distribution, to the extent not previously contributed.

5. Continued Effectiveness of Declaration.  The Declaration shall remain in full force and effect during the period of winding up and liquidation and until such time as the Fund is terminated. During the period of winding up and liquidation, without limitation, (i) the Shareholders shall continue to receive Net Cash Flow and share Profits or Losses for all tax and other purposes, in each case, as provided in, and in accordance with the terms of, the Declaration and (ii) the Managing Shareholder shall be entitled to continue to receive the Management Fee and any other fees or reimbursements properly payable to the Managing Shareholder under the applicable provisions of the Declaration.

6. Liquidating Trust.

(a) The Fund is currently both a plaintiff and a defendant in pending litigation matters. Unless all such matters and other claims, if any, by or against the Fund are settled or otherwise disposed of prior to the dissolution of the Fund and all other contingent liabilities and rights are resolved on or after the Effective Time, the Managing Shareholder may in its sole determination, on behalf of the Fund, establish a liquidating trust (“Liquidating Trust”) pursuant to a trust agreement in such form as approved by the Managing Shareholder (the “Liquidating Trust Agreement”) and assign to such Liquidating Trust, among other things, all rights, obligations and liabilities relating to, or associated with, the Fund’s then-pending litigation matters or other claims and rights. If the Managing Shareholder determines to establish a Liquidating Trust, it would do so subsequent to the sale of the then-existing Fund Property pursuant to Section 3 of this Plan, but prior to the filing of the certificate of cancellation of the Certificate of Trust of the Fund (the “Certificate of Cancellation”) pursuant to Section 7(b) of this Plan. Subject to the Liquidating Trust Agreement, promptly after its establishment, the Managing Shareholder may, on behalf of the Fund, assign to the Liquidating Trust:

(i)
from the assets of the Fund allotted for the payment or provision for payment of liabilities of the Fund as provided in Section 8.1(g)(1) of the Declaration or otherwise available, an amount reasonably determined by the Managing Shareholder to be sufficient to pay the costs and expenses anticipated to be incurred in connection with the maintenance and ultimate settlement or other disposition of then-pending litigation matters and any other claims or liabilities or rights involving the Fund and the costs and expenses of the maintenance, administration and subsequent wind-up of the Liquidating Trust; and

(ii)
all rights, obligations and liabilities relating to or associated with the Fund’s then-pending litigation matters and any other claims or liabilities or rights involving the Fund and any other matters that arise during the term of the Liquidating Trust.

           (b) If the Managing Shareholder determines to establish a Liquidating Trust, the Shareholders of the Fund shall be beneficiaries of such Liquidating Trust in the same proportion as they are owners of shares in the Fund as of the date determined by the Managing Shareholder. The beneficial interests shall confer upon holders solely the right to payment of funds remaining in the Liquidating Trust, if any, following the settlement or other disposition of the litigation matters, claims, rights and other matters and payment of all related costs and expenses, and would not confer upon holders any rights under the Declaration, such as the right to vote on matters specified therein or otherwise. The Liquidating Trust, as well as the matters subject to the Liquidating Trust, will be administered by the Managing Shareholder and be subject to the complete and exclusive management discretion of the Managing Shareholder unless the Managing Shareholder shall be unwilling or unable to serve as such, in which case it shall appoint another person to manage the Liquidating Trust as provided in the Liquidating Trust Agreement.

(c) If the Managing Shareholder determines to establish a Liquidating Trust, it is intended that the Liquidating Trust would terminate upon payment to the beneficiaries of the Liquidating Trust of all of the Liquidating Trust assets, but in any event upon the third anniversary of the date that assets are first transferred to the Liquidating Trust, unless extended by the Managing Shareholder.

(d) The Liquidating Trust Agreement shall govern the operation and administration of the Liquidating Trust. In the event of any conflict between the provisions of this Plan and any of the provisions of the Liquidating Trust Agreement, the provisions of the Liquidating Trust Agreement shall control.

7. Other Winding-Up Matters.

(a) Upon dissolution of the Fund and until the filing of the Certificate of Cancellation pursuant to Section 7(b) of this Plan and §3810(d) of the Trust Act, the Managing Shareholder, acting alone, shall have the full, exclusive and complete discretion in the management and control of the Fund. The Managing Shareholder may, in the name of and for and on behalf of the Fund: (i) prosecute and defend suits, whether civil, criminal or administrative, (ii) gradually settle and close the statutory trust business, (iii) dispose of and convey the Fund Property, (iv) make, execute and deliver other agreements, conveyances, assignments, certificates and filings, and (v) take such further actions, as the Managing Shareholder deems necessary or desirable in order to carry out this Plan and to conduct and complete the winding up and liquidation of the business and affairs of the Fund. Without limitation, the Managing Shareholder shall have the authority to engage attorneys, accountants, brokers or other consultants or professionals to assist and advise the Managing Shareholder in the conduct of the winding up of the Fund.

(b) As a part of the winding-up process, the Managing Shareholder shall prepare or cause to be prepared final tax returns for the Fund and distribute to Shareholders and former Shareholders final K-1s and other tax reports, consistent with prior practice. Upon completion of the winding-up of the Fund, the Managing Shareholder shall cause the Certificate of Cancellation to be filed in the Office of the Secretary of State of Delaware, as provided in §3810(d) of the Trust Act. The Managing Shareholder shall also cause the cancellation of any qualifications of the Fund as a foreign trust in jurisdictions other than the State of Delaware and the termination of its obligations to file reports under the Securities Exchange Act of 1934, as amended.

8. Liability of Managing Shareholder.  Subjection to Section 3.2 of the Declaration, the Managing Shareholder, as liquidating Managing Shareholder of the Fund, shall not be personally liable to any Shareholder or the Fund by reason of the Managing Shareholder’s actions in winding up the Fund; provided that the Managing Shareholder has complied with the terms of this Plan, the Trust Act and Delaware law. All actions taken by the Managing Shareholder pursuant to this Plan shall remain valid even in the event this Plan is subsequently terminated without the filing of a Certificate of Cancellation.

9. Construction.  The Managing Shareholder shall have the power to construe this Plan and to act upon any such construction. Its construction of the same and any action taken pursuant thereto by the Managing Shareholder, on behalf of the Fund, in good faith shall be final and conclusive.

10. Governing Law.  This Plan shall be subject to and construed consistently with the terms of the Declaration and the Trust Act and otherwise shall be governed by and construed in accordance with the laws of the State of Delaware.

11. Modification, Amendment or Termination of Plan.  The Managing Shareholder may modify, amend or terminate this Plan at any time if it determines that such modification, amendment or termination would be advisable and in the best interest of the Fund and its Shareholders or to cause this Plan to comply with applicable law. This Plan shall terminate upon the earlier of (i) the filing of the Certificate of Cancellation or (ii) the continuation of the Fund as provided in the Declaration or the Trust Act.